United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

February 25, 2014

UTi Worldwide Inc.

(Exact name of Registrant as Specified in its Charter)

000-31869

(Commission

File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive, P.O Box 805 Road Town, Tortola, VG1110 British Virgin Islands	c/o UTi, Services, Inc. 100 Oceangate, Suite 1500 Long Beach, CA 90802 USA

(Addresses of Principal Executive Offices)

562.552.9400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

February 26, 2014

Item 8.01. Other Events

Financial Statements

UTi Worldwide Inc., a British Virgin Islands company (the “Company”), is filing this Current Report on Form 8-K to provide updated consolidated financial statements for the fiscal year ended January 31, 2013 (the “Financial Statements”), which Financial Statements are included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013 (the “2013 10-K”), filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2013.

As disclosed below under “Recent Developments”, the Company experienced several adverse developments during its 2014 fiscal fourth quarter. As a result, as of January 31, 2014, the Company was not in compliance with certain financial covenants associated with its $200.0 million of senior unsecured guaranteed notes (the “2013 Senior Notes”) and its global credit facilities. In addition, the Company’s South African facilities agreement and other letters of credit and guarantee facilities have cross-default provisions that could be triggered by covenant violations of the 2013 Senior Notes and global credit facilities. The Company has obtained waivers with respect to the 2013 Senior Notes and its global credit facilities, which each waive any failure of the Company to be in compliance with such financial covenants from January 31, 2014 through April 15, 2014. Following the expiration of such waivers on April 15, 2014, the Company will again not be in compliance with such covenants, in which case debt of approximately $400.0 million would become due and immediately payable (absent additional waivers), for which sufficient cash would not be available (absent a new financing). This could result in events of default under all of the Company’s outstanding indebtedness and the lenders under those facilities would be able to accelerate the indebtedness, which would have adverse consequences that may include insolvency of the Company, raising substantial doubt about the Company’s ability to continue as a going concern.

The Company is updating its Financial Statements to update (i) “Note 1 – Summary of Significant Accounting Policies and Other” to the Company’s Financial Statements, which contains information related to uncertainty regarding the Company’s ability to continue as a going concern and (ii) Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, reissued its report with respect to the Company’s Financial Statements, and included an explanatory paragraph related to the Company’s ability to continue as a going concern.

The Company has announced a financing plan as described below to address this doubt and provide sufficient liquidity, but the financial plan is not yet consummated. Upon consummation of the financing plan, the Company believes that it will be able to continue to pay its obligations when due and have sufficient cash to continue to fund its operations, subject to the assumptions and risks set out in more detail below. The Company believes that, assuming it completes this financing plan and absent some new developments or discoveries, its 2014 fiscal year financial statements would not refer to a going concern qualification.

This portion of the Current Report on Form 8-K is being filed solely to update the Company’s Financial Statements as set forth above. The Company has not made any other retrospective revisions to the Financial Statements that appear in the 2013 10-K. Other than as described herein, this Current Report on Form 8-K does not revise, modify, update or otherwise affect the 2013 10-K. Furthermore, this Current Report on Form 8-K does not purport to provide a general update of any developments affecting the Company subsequent to the filing of the 2013 10-K with the SEC on April 1, 2013. Accordingly, the revised sections of the 2013 10-K that are included in this Current Report on Form 8-K as exhibits should be read in conjunction with (i) the sections of the 2013 10-K that are not affected by the revisions and (ii) the Company’s filings with the SEC subsequent to April 1, 2013.

RECENT DEVELOPMENTS

Overview

In fiscal year 2014, we experienced the effects of a lackluster global economy along with difficult operating conditions, as reflected in our preliminary results described below. During the year we continued to execute our multi-year, technology-enabled, business transformation initiative. This program is aimed at establishing a single set of global processes and systems for our freight forwarding business and our global financial management. It is designed to increase efficiency through the adoption of shared services. In order to achieve this goal, we are deploying enabling technologies to support enterprise master data management, financial management and freight forwarding operations management.

Our 1View system is the cornerstone of our transformation efforts and is designed to be a standardized, enterprise-wide IT platform that provides global consistency of service, billing and information. The system is designed to provide a more consistent experience for our global clients (something we believe smaller competitors cannot achieve) and will provide more data analytics, including enhanced visibility into where clients’ goods reside in the supply chain. In addition to allowing us to better serve our clients, we believe our transformation will also provide substantial and achievable cost savings and improvements in our working capital as new billing processes are fully implemented. Although we made substantial progress executing our business transformation initiative during fiscal 2014 and we remain on track to complete the implementation by August 31, 2014, our liquidity and capital resources have decreased significantly over the last several quarters. This decrease is primarily the result of (i) the net losses we have incurred, (ii) capital expenditures associated with our business transformation initiatives, (iii) severance expenses and (iv) recent invoicing delays, primarily in the U.S., in connection with implementing our new freight forwarding operating system and global financial system, which have led to higher than normal receivables and weaker cash collections. Although our invoicing processes have been improved, particularly in the United States, we cannot ensure that we will not face similar issues as we implement the system in additional countries.

As of January 31, 2014, we estimate that a significant amount of our cash was in jurisdictions that impose legal limitations on repatriation and we had drawn down substantially all of our existing credit facilities. In addition, due to our financial results for fiscal 2014, we expect not to be in compliance with the maintenance covenants in our debt agreements and obtained the waivers described herein. We also have approximately $171 million of debt with maturities in the next nine months. As a result of these factors, in connection with this offering, the Company is updating Note 1 to the Consolidated Financial Statements for the fiscal year ended January 31, 2013 to include disclosure regarding uncertainty about the ability to continue as a going concern, and Deloitte & Touche LLP, independent registered public accountants, reissued their audit opinion on our financial statements for the fiscal year ended January 31, 2013, to include a qualification stating that they believe there is substantial doubt about our ability to continue as a “going concern”.

To address these liquidity and covenant challenges, we are taking a number of steps, including:

•	We are issuing $350 million of Convertible Senior Notes (the “Convertible Notes Offering”) due 2019 (without giving effect to the issuance of any additional notes pursuant to the terms thereof);
•	We are issuing $175 million of 7.00% Convertible Preference Shares to be issued in a private placement to our largest shareholder, P2 Capital, as described below, which will raise its ownership in us to approximately 18.1% on an as-converted, fully diluted basis on the issue date without giving effect to any conversion of the notes or any dividends paid in-kind (based on a reference price equal to the closing price on February 25, 2014);
•	We have obtained waivers of our covenant defaults from each of our existing credit facilities and private placement notes, which waivers will expire on April 15, 2014;
•	We have obtained commitments from affiliates of Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC for a new $150.0 million five-year ABL Facility (as defined herein), as described below, which we expect to enter into after closing of the notes offering and the concurrent private placement of convertible preference shares,

•	We will use the net proceeds of the offering of notes to repay $201 million of indebtedness ($186 million of which is outstanding under our existing committed credit facilities, all of which will be terminated upon repayment) (excluding our South African and Sumitomo facilities) prior to the expiration of the waivers described above and cash collateralize approximately $39 million letters of credit and bank guarantees; and
•	We expect to repay all of the $200 million aggregate principal amount of our existing private placement notes and pay premiums related thereto.

We believe the completion of each of the components of this financing plan will address the liquidity challenges we face and provide several key benefits for UTi through:

•	Simplifying and optimizing our capital structure;
•	Creating financial and strategic flexibility for our transformation efforts, which are nearing completion;
•	Positioning us for growth as we enter the final stages of our transformation; and
•	Refinancing our existing debt with a longer-term capital structure that has fewer and less restrictive financial covenants.

We believe completion of each of the elements of our capital structure will provide us with sufficient liquidity to fund our business through at least fiscal 2015, as described in more detail below. For more information, see “Capitalization” included elsewhere in this Form 8-K. Accordingly, we expect that, absent any significant developments or discoveries during the year-end closing process, our consolidated financial statements for the year ended January 31, 2014 would not include a “going concern” qualification if we complete our financing plan (including entry into, and full availability under, our new $150.0 million ABL Facility). This should permit us to realize the benefits of our business transformation initiatives as well as take advantage of growth opportunities in our industry over the long-term.

Preliminary Results for the Fourth Quarter and Full Year Fiscal 2014

The following table presents our preliminary results for the fourth quarter and full year fiscal 2014:

	Fiscal quarters ended January 31,			Fiscal years ended January 31,
	2014 E Range		2013A	2014 E Range		2013A
	Low	High		Low	High
Revenues	$1,050	$1,100	$1,099.3	$4,414	$4,464	$4,607.5
Net revenues	370	377	371.1	1,525	1,532	1,586.5
Operating loss(1)	(24)	(19)	(107.5)	(3)	2	(28.3)
Net loss(1)(2)	$(40)	$(35)	$(142.8)	$(61)	$(66)	$(100.5)
Diluted loss per share(1)(2)(3)	$(0.38)	$(0.33)	$(1.38)	$(0.63)	$(0.58)	$(0.97)

(1) Our operating loss for the fiscal 2014 fourth quarter includes approximately $15 million pre-tax ($0.09 per diluted share) in costs, such as severance, restructuring, legal settlements and writeoffs related to bad debt. Results for our fiscal 2013 fourth quarter and full fiscal year include the effects of an impairment of goodwill and intangible assets of $94.6 million.

(2) Our net loss for both the 2014 fiscal fourth quarter and full fiscal year includes additional tax expense of approximately $16.0 million and $43 million, respectively exceeding our historically normalized tax rates of approximately 35%. This is due to valuation allowances and the mix of taxable income across our tax jurisdictions.

(3) Does not give effect to the shares issuable upon conversion of the Convertible Preference Shares (or any pay in-kind dividends) or upon conversion of the notes.

On February 26, 2014, UTi Worldwide reported preliminary financial results for the fiscal 2014 fourth quarter and full year. Revenues are expected to be in the range of $1,050 million to $1,100 million for the fiscal 2014 fourth quarter. Net revenues (revenues minus purchased transportation costs) are expected to be in the range of $370 million to $377 million. Revenues and net revenues in the fiscal 2013 fourth quarter were $1,099.3 million and $371.1 million, respectively. Our fiscal 2014 fourth quarter estimated revenues reflect higher volumes, offset by lower net revenue per unit of cargo as compared to our fiscal 2013 fourth quarter.

Revenues are expected to be in the range of $4,414 million to $4,464 million for fiscal year 2014. Net revenues are expected to be in the range of $1,525 million to $1,532 million for fiscal year 2014. Revenues and net revenues in fiscal 2013 were $4,607.5 million and $1,586.5 million, respectively.

Revenues and net revenues for the fourth quarter and fiscal year 2014 reflect a lackluster global economy and difficult operating conditions. Although we experienced increased activity in both our freight forwarding and contract logistics and distribution segments during the second half of fiscal 2014, it is unclear whether this improvement will be sustainable in the future. In addition, pricing remains under pressure, and we expect this to be the case for the foreseeable future. We believe the macroeconomic and freight environments will continue to be challenging, which reinforces the importance of completing our 1View system deployment as soon as possible.

Operating loss is expected to be in the range of $19 million to $24 million for the fiscal 2014 fourth quarter. Operating loss in the fiscal 2013 fourth quarter was $107.5 million. Results for our fiscal 2013 fourth quarter include the effects of an impairment of goodwill and intangible assets of $94.6 million. Operating income (loss) is expected to be in the range of a $3 million operating loss to $2 million of net income for fiscal year 2014.

Net loss attributable to UTi Worldwide Inc. is expected to be in the range of $35 million to $40 million for the fiscal 2014 fourth quarter, or between $0.33 and $0.38 per diluted share. This compares with net loss attributable to UTi Worldwide Inc. of approximately $142.8 million, or $1.38 per diluted share, in the year-ago quarter. Net loss attributable to UTi Worldwide Inc. is expected to be in the range of $61 million to $66 million for fiscal year 2014, or between $0.58 and $0.63 per diluted share. This compares with a net loss attributable to UTi Worldwide Inc. of approximately $100.5 million, or $0.97 per diluted share, for fiscal year 2013.

The GAAP operating loss and net loss for the fiscal 2014 fourth quarter include approximately $15 million pre-tax ($0.09 per diluted share) in costs, such as severance, restructuring, legal settlements and writeoffs related to bad debt. In addition, during fiscal year fourth quarter 2014, the Company recorded additional tax expense of $16 million exceeding its historically normalized tax rate of approximately 35%. The unusually high tax effective tax rate is attributable to unbenefitted current year losses and discrete valuation allowances recorded on prior year deferred tax assets. In the fourth quarter of fiscal 2013 we had $5 million in costs of severance, restructuring, legal settlements and writeoffs related to bad debt and an additional tax expense of $35 million

As described above, we are in the midst of a multi-year business transformation initiative intended to establish a single set of global processes and systems for our freight forwarding business and our global financial management. In certain countries, particularly in the United States, we experienced billing delays immediately following the system implementation in such countries. This has led to delays in our ability to collect our receivables, which has negatively impacted the cash generated by our operating activities. Although our invoicing processes have been improved, particularly in the United States, we cannot ensure that we will not face similar issues as we implement the system in additional countries. Accordingly, while our fourth quarter is usually a strong quarter for cash flows, we expect that our net cash provided from operating activities will be substantially lower for the quarter than we originally anticipated and could be negative. We estimate that at January 31, 2014, a significant amount of our cash was in jurisdictions that impose legal limitations on repatriation, and that we had drawn down substantially all of our existing credit facilities.

The financial ranges outlined above are preliminary and may change. These ranges reflect management’s estimates based solely upon information available to us as of the date of this Form 8-K and are not a comprehensive statement of our financial results for the year ended January 31, 2014. We have not concluded our normal closing processes and our auditors have not completed their audit procedures for the year ended January 31, 2014, and there can be no assurance that our final results will not differ from these estimates, including as a result of year-end closing procedures, and any such changes could be material. In addition, these estimates should not be viewed as a substitute for financial statements prepared in accordance with GAAP or as a measure of our performance. As a result of the foregoing considerations and the other limitations on non-GAAP measures described or incorporated by reference herein, investors are cautioned not to place undue reliance on this preliminary financial information. See “Risk Factors” included elsewhere in this Form 8-K.

Our Business Transformation

As of January 31, 2014, we have launched our 1View freight forwarding operating system in 28 countries, representing approximately 55% of total freight forwarding shipments during fiscal 2014. On March 3, 2014, we are scheduled to implement the 1View system in South Africa and China, at which time we expect approximately 70% of freight forwarding shipments to be on the new system. We continue to expect to be substantially complete with the 1View implementation by August 2014.

We have achieved a significant amount of cost savings in fiscal 2014. We continue to expect to realize additional significant cost savings by the end of fiscal 2015. We also currently expect to incur an aggregate of approximately $18 million in duplicative and implementation costs during fiscal 2015 related to our business transformation initiatives. This does not include severance costs. We expect severance and other costs to be approximately $34 million in fiscal 2014. During fiscal 2013 and 2012, we incurred severance and other costs of approximately $18.0 million and $15.1 million, respectively, comprised primarily of severance charges related to the Company’s ongoing business transformation initiatives.

In addition, in September 2013, we began amortizing the cost associated with our new 1View system, and we expect amortization for costs of assets placed into service in September 2013 to be approximately $23 million per annum.

The successful completion of our business transformation initiatives, including deployment of our 1View freight forwarding operating system, will make us more competitive and is critical to our ability to reduce costs and return to profitability. The completion of our business transformation initiatives is ongoing and is subject to conditions and risks.

Matters Impacting First Fiscal Quarter 2015 and Full Fiscal Year 2015

Seasonally the first fiscal quarter is typically our weakest financial quarter. In addition to normal seasonality issues, we believe our operating results for the first fiscal quarter of 2015 will be negatively impacted by the continued effect of a number of factors that affected our fiscal 2014 results, including pricing pressures, severance costs associated with our ongoing business transformation initiative, increase in receivables, amortization associated with our 1View system, which began in September 2013, and our higher than historically normalized tax rate. Certain of these items will continue to compress our margins and lead to cash usage in our operations through at least the first quarter of this fiscal year. Our results will also likely be negatively impacted by the South African Rand to US dollar exchange rate, which has fluctuated widely over the past six months and decreased in value significantly during our fourth fiscal quarter, as well as other emerging market currencies.

We expect costs associated with the implementation of our 1View system to negatively impact our operating results in at least the first half of fiscal 2015. This is due, in part, to the fact that in order to achieve the full benefits of our 1View system, the system needs to be implemented in both the country of shipment origin and shipment destination and that the costs associated with implementation are duplicative of existing costs until both origin and destination countries utilize the 1View system. We implemented the 1View system in additional countries during the fourth quarter and, as a result, we passed the 50% threshold for the percentage of total freight forwarding shipments on the new system. When we implement South Africa and China, which is scheduled for March 3, 2014, the percentage of total freight forwarding shipments on the system will increase to approximately 70%.

Financing Plan and Liquidity

As described above, we have determined that we need to obtain additional capital to fund our operations, complete our business transformation initiatives and to fund our working capital needs and our auditors have determined that, absent additional liquidity, there is substantial doubt as to our ability to continue as a going concern.

To enhance our liquidity, provide flexibility for our transformation initiatives, fund future growth, optimize our capital structure and address the substantial doubt as to our ability to continue as a going concern, we plan to issue $175 million of Convertible Preference Shares and incur $350 million of convertible notes (without giving effect to the issuance of any additional notes pursuant to the terms thereof). In addition to our offering of convertible notes and the concurrent private placement, we intend to enter into the Facilities (after completion of the offerings) to replace most of our existing committed credit facilities (excluding our South Africa and Japan facilities), as the waivers we have obtained will expire in April 2014, at which time we will be in default under such facilities. We intend to use the proceeds from these transactions (including the Facilities) to repay $200 million principal amount of our existing notes (and pay a $18 million make-whole premium), repay $201 million of indebtedness under our existing revolving credit facilities and terminate all those facilities (which provide for $186 million of committed financing) and cash collateralize approximately $39 million of letters of credit. We will use the remaining net proceeds for general corporate purposes.

In order to enter into the Facilities to replace most of our existing credit facilities, on February 25, 2014, we entered into a commitment letter with Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide us with the ABL Facility and the Backstop Facility (each as defined below). Availability under the ABL Facility is subject to a borrowing base and the other conditions described herein. There can be no assurance that we will enter into the ABL Facility on the terms described or at all or obtain full access to the availability thereunder. If we do not enter into such facility prior to the issuance of our consolidated financial statements for our fiscal year 2014, we will need to seek waivers under certain of our existing facilities or refinance them through other arrangements available at that time. If we are unable to do so, we expect that our auditors would continue to include a qualification in their opinion on our fiscal year 2014 financial statements that they have substantial doubt as to our ability to continue as a going concern. See “Debt Commitment Letter” for a further description of the Facilities, including the significant conditions to be satisfied prior to completion.

If we complete the offering of notes and the concurrent private placement and enter into the Facilities (and obtain access to the full amount thereunder based on our borrowing base) we currently anticipate we will be able to fund our currently expected cash requirements for fiscal year 2015 through a combination of the following sources:

—	our expected cash and cash equivalents, including the net proceeds of the financing transactions contemplated hereby;

—	our expected available credit under our proposed new Facilities; and

—	cash flow from operations beginning later this year.

We believe these planned sources of liquidity should be sufficient to meet our requirements through at least the end of fiscal year 2015. Accordingly, if we are able to complete the offering of notes and the concurrent private placement and enter into the new ABL Facility after closing of the offering of notes (and obtain access to the full amount thereunder based on our borrowing base), we expect that, absent any significant developments or discoveries during the financial statement close process, our consolidated financial statements for the year ended January 31, 2014 would not include a “going concern” qualification. We cannot assure you, however, that we will be able to complete these transactions, that we will not discover new information during the financial statement close process or undergo new developments, or that our actual cash requirements will not be greater than we currently expect. In particular, if the implementation of our 1View freight forwarding operating system is delayed from our current expectations, our cash requirements are likely to be higher than we currently anticipate. In addition, delays will make it more difficult for us to run our business and generate cash from operations. In addition, because the macroeconomic and freight environments continue to be challenging, and we have encountered delays and difficulty implementing our business transformation initiatives, it is difficult to estimate our ongoing cash requirements and they could be higher if the environment is worse than we expect.

If our sources of liquidity are not available to us or are not sufficient to satisfy our cash requirements, or we are delayed in, or unable to, successfully implement the remaining aspects of our business transformation initiatives, or generate positive cash flow from operations, we will need to obtain additional sources of funds through operating improvements, asset sales and financing from third parties or a combination thereof and expect that our auditors will continue to express substantial doubts as to our ability to continue as a going concern. We cannot assure you that these additional sources of funds would be available on reasonable terms or at all. See “Risk Factors” included elsewhere in this Form 8-K.

UTi’s Convertible Preference Shares

On February 26, 2014, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with an affiliate of P2 Capital Partners, LLC (“P2”), the Company’s largest shareholder, relating to the $175 million private placement (the “Convertible Preference Shares Placement”) of 7.00% convertible preferred shares (the “Convertible Preference Shares”). The closing of the Convertible Preference Shares Placement is conditioned upon the closing of the offering of notes and closing of the offering of notes is conditioned upon the Convertible Preference Shares Placement. After giving effect to the issuance of the convertible preference shares, P2 Capital, our largest shareholder, will own approximately 18.1% of our ordinary shares on an as-converted basis, without giving effect to any payment in-kind of dividends on such convertible preference shares (based on a reference price equal to the closing price on February 25, 2014).

The rights, privileges, restrictions and conditions attaching to the Convertible Preference Shares will be specified in the Amended and Restated Memorandum of Association (the “Amended and Restated Memorandum”) registered with the Registry of Corporate Affairs in the British Virgin Islands prior to issuing the Convertible Preference Shares. Pursuant to the terms of the Amended and Restated Memorandum, the Convertible Preference Shares will rank senior to our ordinary shares with respect to dividend rights and rights upon liquidation, winding-up and dissolution of the Company. Dividends on the Convertible Preference Shares will be paid in kind quarterly starting on June 1, 2014 until March 1, 2017. Dividend rights are subject to certain blockers, which, if applied, will entitle the holders of Convertible Preference Shares to receive the cash value of the shares that would have been deliverable if such blockers did not apply and such dividends had been paid in kind; provided that in certain circumstances we may pay such dividends in cash on the dividend payment date. If we pay cash dividends the dividend rate will be 8.00%.

The Convertible Preference Shares will be convertible at the holder’s option into our ordinary shares (or a combination of ordinary shares and cash in certain circumstances) at any time after September 5, 2014 (or earlier upon liquidation of the Company) based on a conversion price that is expected to reflect a 22.5% premium over the volume-weighted average price of our ordinary shares on the NASDAQ Global Select Market on the trading day after announcement of the transaction. The holders’ conversion rights are subject to specified blockers, which in some cases will entitle the holders to receive the cash equivalent of the blocked shares. We may, at our option, cause a mandatory conversion of the Convertible Preference Shares if the closing price of our ordinary shares equals or exceeds 135% of the conversion price for a period of 20 consecutive trading days at any time following March 1, 2017. If certain specified fundamental changes occur prior to March 1, 2017, the holders of Convertible Preference Shares shall have the right to convert during the 20 calendar days following such fundamental change and be entitled to a fundamental change dividend make-whole amount upon conversion.

Holders of the Convertible Preference Shares may vote on all matters submitted to holders of the Company’s ordinary shares on an as-converted basis. P2’s voting agreements are described below. The holders of the Convertible Preference Shares are also entitled to vote as a single class on a supermajority basis on certain specified matters affecting the rights of such holders, including the issuance of other preferred shares ranking on parity with or senior to the Convertible Preference Shares.

In connection with the Convertible Preference Shares Placement, we and P2 entered into the Amended and Restated Letter Agreement (the “Governance Letter Agreement”), which amends and restates the terms of an existing letter agreement between the parties. Pursuant to this Governance Letter Agreement, so long as P2 and its affiliates beneficially own more than 5% of the Company’s ordinary shares on an as-converted, fully-diluted basis, P2 will have the right to nominate one individual to our board of directors. In addition, P2 will be subject to certain voting obligations, including the obligation to provide an irrevocable proxy appointing our Chairman of the Board as

P2’s proxy and attorney in fact to vote P2’s and its affiliates’ voting securities as follows: with respect to voting power up to 19.99% of the total voting power of all voting securities, in favor of nominees or proposals supported by the Board, and with respect to voting power in excess of 19.99%, in a manner identical, on a proportionate basis, to the manner in which the other public equity holders vote their voting securities. At any time P2 and its affiliates own more than 5% of the total ordinary shares outstanding on an as-converted, fully-diluted basis, P2 will be subject to certain standstill obligations including restrictions on transfer of ordinary shares. The Convertible Preference Shares are not transferable other than to affiliates of P2, subject to certain conditions. Prior to March 1, 2017, P2 will also have participation rights to purchase equity and equity-linked securities on a pro-rata basis in a public or private offering by the Company so long as it meets a minimum ownership threshold, subject to customary conditions and exceptions.

Concurrently with the Purchase Agreement, we and certain affiliates of P2 entered into an Amended and Restated Registration Rights Agreement (“Registration Rights Agreement”), which amends and restates the terms of an existing registration rights agreement among us and P2 affiliates. Pursuant to the Registration Rights Agreement, the P2 affiliates are entitled to customary demand and piggyback registration rights in respect of our ordinary shares (i) beneficially owned by the P2 affiliates prior to the date of issuance of the Convertible Preference Shares or (ii) acquired by the P2 affiliates by way of a dividend, stock split, merger, conversion of preferred shares (including the Convertible Preference Shares) or otherwise.

Debt Commitment Letter

On February 25, 2014, we entered into a commitment letter (the “Commitment Letter”) with Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc. (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide the Company with (i) a $150.0 million five-year (subject to the last sentence of this paragraph) senior secured asset-based revolving credit facility (the “ABL Facility”) and (ii) to the extent, if any, that the initial availability under the ABL Facility and the Backstop Commitment Reduction Amount (as defined below) is less than $150.0 million on the closing date for such ABL Facility (the “Revolver Closing Date”) prior to giving effect to any borrowings on such date, a five-year (subject to the last sentence of this paragraph) senior secured backstop cash flow revolving credit facility in an amount not to exceed, if greater than zero, the result of $150.0 million minus the borrowing base under the ABL Facility on the Revolver Closing Date and minus the Backstop Reduction Commitment Amount (the “Backstop Facility” and, together with the ABL Facility, the “Facilities”). “Backstop Commitment Reduction Amount” means the sum of (i) the amount of any gross cash proceeds of the offering of convertible notes in excess of $350 million issued on or prior to the Revolver Closing Date, taking into account the gross cash proceeds received from the exercise of any green shoe option or other follow-on offering or size increase in respect of such convertible notes offering, plus (ii) the amount of any commitments obtained, or any gross cash proceeds received, by the Company or any of its subsidiaries after February 25, 2014 from any other credit facilities on or prior to the Revolver Closing Date. Each of the Facilities will mature in 4.5 years if the convertible notes have not been redeemed, refinanced or converted to equity in full on or before the end of such 4.5-year time period.

Availability under the Facilities is subject to a borrowing base (in the case of the ABL Facility), the negotiation and execution of definitive documentation and is conditioned upon consummation of the offering of convertible notes and the Convertible Preference Shares Placement, and the receipt of not less than $525 million of gross cash proceeds in respect thereof, and the satisfaction of a number of other closing conditions, including (i) our engaging a financial advisor of nationally recognized standing and reasonably acceptable to the Commitment Parties, (ii) the absence of any fact, circumstance, event or condition that has had or could reasonably be expected to have a material adverse change in our business, financial condition or operations since October 31, 2013, (iii) our delivery of a solvency certificate from our chief financial officer that is satisfactory to the administrative agent of the Facilities, (iv) excess availability under the ABL Facility of at least $100 million after giving effect to any initial funding of the Facilities and our payment of all transaction expenses and (v) the administrative agent of the Facilities having received the results of a field examination by a field examiner satisfactory to such administrative agent, which results are satisfactory to the administrative agent.

The foregoing description of the Commitment Letter is qualified in its entirety by reference to the full terms and conditions of the Commitment Letter, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Credit Facility Waivers

As of January 31, 2014, the Company was not in compliance with certain financial covenants associated with certain of its outstanding indebtedness. In connection therewith, the Company obtained the following waivers from its creditors:

Bank of the West Waiver

On February 25, 2014, the Company and certain of its subsidiary guarantors entered into a waiver agreement (the “Bank of the West Waiver”) with Bank of the West, a California banking corporation (“Bank of the West”), in connection with the Credit Agreement dated as of June 24, 2011 (the “Bank of the West Agreement”). Pursuant to

the Bank of the West Waiver, Bank of the West has agreed to waive from January 31, 2104 to April 15, 2014 (the “Waiver Period”) any failure of the Company to be in compliance with the financial covenants in the Bank of the West Agreement and certain covenants related to the Company’s ability to provide cash collateral. The foregoing description of the Bank of the West Waiver is qualified in its entirety by reference to the full terms and conditions of the Bank of the West Waiver, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Commerzbank Waiver

On February 21, 2014, the Company and its German subsidiary, UTi Deutschland GmbH, received a waiver letter (the “Commerzbank Waiver”) from Commerzbank Aktiengesellschaft (“Commerzbank”), in connection with the Agreement Relating to a Credit Facility, dated January 25/28, 2013 (the “Commerzbank Agreement”). Pursuant to the Commerzbank Waiver, Commerzbank has agreed to waive during the Waiver Period any failure of UTi Deutschland GmbH to be in compliance with the financial covenants in the Commerzbank Agreement. The foregoing description of the Commerzbank Waiver is qualified in its entirety by reference to the full terms and conditions of the Commerzbank Waiver, which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Nedbank Waiver

On February 25, 2014, the Company and certain of its subsidiary guarantors entered into a waiver agreement (the “Nedbank Waiver”) with Nedbank Limited, acting through its London branch (“Nedbank”), in connection with the Amended and Restated Letter of Credit and Cash Draw Agreement dated as of June 24, 2011 (the “Nedbank Agreement”). Pursuant to the Nedbank Waiver, Nedbank has agreed to waive during the Waiver Period any failure of the Company to be in compliance with the financial covenants in the Nedbank Agreement and certain covenants related to the Company’s ability to provide cash collateral. The foregoing description of the Nedbank Waiver is qualified in its entirety by reference to the full terms and conditions of the Nedbank Waiver, which is filed as Exhibit 10.4 hereto and incorporated herein by reference.

Prudential Waiver

On February 25, 2014, the Company and certain of its subsidiary guarantors entered into a waiver agreement (the “Prudential Waiver”) with the holders (the “Holders”) of the senior unsecured notes (the “Notes”) issued pursuant to the Note Purchase Agreement dated as of January 25, 2013 (the “Prudential Agreement”). Pursuant to the Prudential Waiver, the Holders have agreed to waive during the Waiver Period any failure of the Company to be in compliance with the financial covenants in the Prudential Agreement, and the Company has agreed to, among other things, redeem the Notes at the applicable make-whole price with the proceeds of the offering of convertible notes and the Convertible Preference Shares Placement. The foregoing description of the Prudential Waiver is qualified in its entirety by reference to the full terms and conditions of the Prudential Waiver, which is filed as Exhibit 10.5 hereto and incorporated herein by reference.

RBS Waiver

On February 25, 2014, the Company and certain of its subsidiary guarantors entered into a waiver agreement (the “RBS Waiver”) with The Royal Bank of Scotland N.V. (“RBS”), in connection with the Amended and Restated Letter of Credit Agreement dated as of June 24, 2011 (the “RBS Agreement”). Pursuant to the RBS Waiver, RBS has agreed to waive during the Waiver Period any failure of the Company to be in compliance with the financial covenants in the RBS Agreement, and the Company has agreed to, among other things, fully cash collateralize all letters of credit issued by RBS pursuant to the RBS Agreement with the proceeds of the offering of convertible notes and the Convertible Preference Shares Placement. The foregoing description of the RBS Waiver is qualified in its entirety by reference to the full terms and conditions of the RBS Waiver, which is filed as Exhibit 10.6 hereto and incorporated herein by reference.

Risk Factors

In addition to the risks and uncertainties discussed elsewhere in this Form 8-K, the following risks and uncertainties should be carefully considered when evaluating our company. If any of these risks were to occur or others of which we are unaware, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, the market or trading price of our securities could decline.

Risks Related to the Business

There is substantial doubt about our ability to continue as a going concern, and if we are unable to secure financing, we may be required to cease or curtail our operations.

Although we made substantial progress executing our business transformation initiative during fiscal 2014 and we are on track to complete the implementation by August 31, 2014, our liquidity and capital resources have decreased significantly over the last several quarters. This decrease is primarily the result of (i) the net losses we have incurred, (ii) capital expenditures associated with our business transformation initiatives, (iii) severance expenses and (iv) recent invoicing delays, primarily in the U.S., in connection with implementing our new freight forwarding operating system and global financial system, which have led to higher than normal receivables and weaker cash collections. We have also been out of compliance with certain financial covenants contained in our debt agreements. Although we have obtained waivers with respect to those defaults, they expire in April 2014. As a result, our independent registered public accounting firm has reissued its report with respect to our consolidated financial statements for the fiscal year ended January 31, 2013 to include an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We have undertaken the financing plan described under “Recent Developments” to address our liquidity and covenant situation. If we are unable to complete each aspect of the plan in the amount and on the terms we anticipate (including full availability of the asset-based revolving credit facility we expect to enter into after closing), or if our estimates are wrong and we need more cash we may be required to cease or curtail our operations or otherwise seek protection from creditors and you may lose your investment.

We have a recent history of losses, expect to incur further losses and may not return to or sustain profitability in the future.

We incurred a net loss of $100.5 million for the year ended January 31, 2013 and a net loss of $25.9 million for the nine months ended October 31, 2013, and, as described under “Recent Developments,” expect to report a net loss of approximately $(61) million to $(66) million for the year ended January 31, 2014. In addition, we expect to continue to report losses for the next several quarters. Additionally, we may not return to profitability in future periods, our earnings could further decline or grow more slowly than we expect, and we may incur significant losses in the future for a number of reasons, including due to the risks described in this offering memorandum.

Our liquidity has decreased significantly over the last several quarters. While we believe this offering and the related transactions (including our anticipated entry into our new committed secured asset-based revolving credit facility) will provide us sufficient liquidity in the near term, we cannot assure you that we will have sufficient liquidity if our assumptions prove incorrect.

Our liquidity and capital resources have decreased significantly over the last several quarters primarily as a result of (i) the net losses we have incurred, (ii) capital expenditures associated with our business transformation initiatives, (iii) severance expenses and (iv) recent invoicing delays, primarily in the U.S., in connection with implementing our next generation freight forwarding operating system and our global financial system, which have led to higher than normal receivables and weaker cash collections. This has required us to draw a substantial portion of our credit facilities and led to significant loss of working capital. In addition, a substantial portion of our cash is located outside the Unites States in jurisdictions where local law or the terms of agreements binding on the relevant subsidiary makes repatriation very difficult, including China and South Africa.

In addition, based on our expectations, we believe we will not be able to comply with the maintenance covenants in our credit facilities and private placement notes beginning with the first quarter of fiscal 2015. The waivers we obtained in connection with this offering will expire on April 15, 2014. As a result, if we cannot replace such facilities prior to April 2014, we will need to seek waivers from our lenders and such waivers may not be available. If we are not able to obtain such waivers we may have events of default under all of our outstanding indebtedness and the lenders under those facilities will be able to accelerate the indebtedness.

We are conducting this offering and the Convertible Preference Shares Placement, and seeking to enter into our new committed secured asset-based credit facility (each as described under “Recent Developments”, to provide us with relief from debt covenants and to provide liquidity. Although the proceeds of this offering together with the proceeds of the Convertible Preference Shares Placement are expected to provide approximately $500 million in net proceeds, we believe we still may not have sufficient liquidity and capital resources to fund our business. Accordingly in addition to these proceeds, we believe we need to enter into, and have fully available, our $150 million new asset-based revolving credit facility in order to have what we believe is sufficient liquidity for our business. We expect that, absent any significant developments or discoveries during the financial statement close process, our consolidated financial statements for the year ended January 31, 2014 would not include a “going concern” qualification if we complete our financing plan (including entry into and availability of at least $150 million of our new five-year senior secured revolving credit facility). However, our conclusion that these transactions will provide sufficient liquidity for us assumes that we are able to complete our business transformation and that the economic environment does not change in a material and adverse manner. If our assumptions prove incorrect, we may need additional liquidity. Factors that could cause our actual results to differ from our expectations include:

•	additional operating losses due to changes in the economic environment or otherwise;

•	delays in our business transformation, including implementation of our freight forwarding operating system and global financial system (or further invoicing delays as we implement this system in other jurisdictions);

•	inability to obtain the new committed credit facility due to an inability to satisfy the significant conditions precedent to such facility (including negotiation of definitive documentation, absence of a material adverse change since October 31, 2013, our retention of a financial advisor satisfactory to the lenders and completion of a collateral field exam) or in our ability to obtain full borrowing capacity under such facility due to a lack of sufficient borrowing base capacity or otherwise; and

•	other factors described elsewhere in these “Risk Factors”.

If our assumptions prove incorrect, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our business, results of operations and financial condition.

In addition, any perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, clients, suppliers and employees.

We are currently engaged in a multi-year business transformation initiative that involves risks, could result in higher than expected costs and/or could otherwise adversely impact our operations, profitability and retention rates for clients and employees.

We are in the midst of a multi-year business transformation initiative intended to establish a single set of global processes for our freight forwarding business and our global financial management. As part of this initiative, we are developing and implementing our next generation freight forwarding operating system and rationalizing our business segments to a more common organizational structure on a worldwide basis. Currently, we operate numerous systems with varying degrees of integration, which can lead to inefficiencies, workarounds and rework. The scale and anticipated future costs associated with the business transformation initiative are significant and we have and could continue to incur costs substantially in excess of what we are anticipating spending. Any technical or other difficulties in developing or implementing this project may result in delays, which in turn, will increase the costs of the initiative and would also delay cost savings and efficiencies expected to result from the initiative. We have experienced some difficulties consolidating our current systems, moving to a common set of operational processes, implementing shared services and implementing a successful change management process and these difficulties may continue. These difficulties have impacted certain of our clients and our ability to efficiently meet their needs. In certain countries, particularly in the United States, we experienced invoicing delays immediately following the system rollout in those countries. This has led to delays in our ability to collect our receivables and has significantly impacted our liquidity (leading to weak or possibly negative operating cash flows in our fourth fiscal quarter, which is usually a strong working capital quarter). We will continue to roll this system out to additional new countries during fiscal 2015, including significant markets such as China, South Africa, India and Israel. With the fourth quarter country implementations, we have launched approximately 55% of total freight forwarding shipments on the new system. On March 3, 2014, we expect to implement our 1View system in China and South Africa and the percentage of shipments on the system will increase to approximately 70%. This internal initiative may also reduce our external focus on clients and growth, thereby negatively impacting our growth rates and client relationships. Significant changes associated with our business transformation initiative may also be disruptive to employees and may negatively impact employee morale and retention rates.

As a result of our business transformation initiative, we have incurred, and expect that we will incur in the future, duplicative and implementation costs as well as employee severance and other costs. This is due, in part, to the fact that in order to achieve the full benefits of our 1View system, the system needs to be implemented in both the country of shipment origin and shipment destination and that the costs associated with implementation are duplicative of existing costs until both origin and destination countries utilize the 1View system. For a description of these costs, see “Recent Developments.”

If our customers delay paying or fail to pay a significant amount of our outstanding receivables, it could have a material adverse effect on our liquidity, consolidated results of operations, and consolidated financial condition.

We rely on cash from operations to fund our business. In order to generate such cash, we need to invoice accurately and collect our receivables. In certain countries, particularly in the United States, we experienced invoicing delays immediately following the implementation of our freight forwarding operating system and global financial system in those countries. As we implement our system in additional countries, we may experience similar disruptions in our invoicing processes. In addition, we assume a certain level of credit risk with our customers in order to do business. Conditions affecting any of our customers could cause them to become unable or unwilling to pay us in a timely manner, or at all, for services we have already provided them. In the past, we have experienced collection delays from certain customers, and we cannot predict whether we will continue to experience similar or more severe delays in the future. Although we have established reserves to cover losses due to delays or inability to pay, there can be no assurance that such reserves will be sufficient to cover our losses. If losses due to delays or inability to pay are greater than our reserves, it could have a material adverse effect on our liquidity, results of operations, and financial condition.

We have substantial outstanding indebtedness and our outstanding indebtedness could adversely impact our liquidity and flexibility in obtaining additional financing, our ability to fulfill our debt obligations and our financial condition and results of operations.

We have substantial debt and, as a result, we have significant debt service obligations. We and a number of our direct and indirect subsidiaries have entered into various credit, letters of credit and guarantee facilities.

As of October 31, 2013, on a pro forma basis, assuming that this offering and the Convertible Preference Shares Placement had been completed as of October 31, 2013, our total consolidated indebtedness would have been approximately $559.9 million, $78.4 million of which was secured indebtedness and $481.5 million of which was unsecured indebtedness. As of October 31, 2013, on a pro forma basis, approximately $218.7 million of such indebtedness would have been indebtedness of our subsidiaries, and we would have had approximately $108.3 million of availability under our existing revolving credit facilities. In addition, as of October 31, 2013, we had approximately $330.0 million in operating leases.

We have had to seek waivers from our lenders in each of the last four fiscal quarters. If we had not obtained such waivers we would have had events of default under all of our outstanding indebtedness and the lenders under those facilities would have been able to accelerate the indebtedness. We may need to seek waivers in the future and such waivers may not be available. The waivers we obtained in connection with this offering will expire on April 15, 2014, and we will be in default of those facilities at such time. We intend to replace these facilities with our new committed asset-based revolving credit facility but if we cannot enter into it due to our inability to satisfy the conditions to borrowing, we will need to repay existing facilities from future financings or negotiate further waivers. Further, as of October 31, 2013, we had $130.1 million in letters of credit outstanding under the credit facilities and our lenders may require us to cash collateralize all or part of our outstanding letters of credit following the expiration of their waivers, which would have a material adverse impact on our liquidity.

Our indebtedness could have important consequences to us and our shareholders because we must comply with the covenants in the agreements governing such indebtedness and dedicate funds to service our outstanding debt. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on the notes or such other indebtedness;

•	require us to use a substantial portion of our cash flow from operations for debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and other investments or general corporate purposes, which may limit the ability to execute our business strategy;

•	diminish our ability to withstand a downturn in our business, the industry in which we operate or the economy generally and restrict us from exploiting business opportunities or making acquisitions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or the general economy;

•	increase our vulnerability to general adverse economic and industry conditions, including movements in interest rates, which could result in increased borrowing costs;

•	limit management’s discretion in operating our business; and

•	place us at a competitive disadvantage as compared to our competitors that have less debt as it could limit our ability to capitalize on future business opportunities and to react to competitive pressures or adverse changes.

We may be able to incur substantial additional debt in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not be able to generate sufficient cash to service all of our debt and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations and to fund planned capital expenditures and expansion efforts and any acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt. In particular, we could not repay the principal of our debt in April 2014 (when our waivers expire) without external sources of capital.

Our ability to make payments on our indebtedness, including the notes, depends on our ability to generate cash in the future. Our cash debt service for the fiscal year ended January 31, 2013, based on the amount of indebtedness outstanding at October 31, 2013 on a pro forma basis, is expected to be approximately $28.3 million based on current interest rates, of which $20.9 million represents debt service on fixed-rate obligations. Accordingly, we will have to generate significant cash flows from operations to meet our debt service requirements.

The issuance of the Convertible Preference Shares pursuant to the Convertible Preference Shares Placement may increase our annual cash obligations if we pay dividends on the Convertible Preference Shares in cash. The cash dividend rate on the Convertible Preference Shares is 8.00%.

If we are unable to meet our debt service obligations, including as a result of any failure to successfully complete our business transformation initiative, we may be forced to reduce or delay investments or to sell assets, seek additional capital or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our operating results and available cash have been and may in the future be insufficient to meet our debt service obligations. We could again face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Our revolving credit, letters of credit and guarantee facilities contain covenants imposing operating and financial restrictions on us. Such covenants limit our operating and financial flexibility and our failure to comply with such covenants could result in an event of default under these agreements.

A number of our revolving credit, letters of credit and guarantee facilities require that we maintain specified financial ratios and tests. Our credit facility for our operation in South Africa (the “South African Facilities Agreement”) contains financial covenants applicable to the borrower group under that credit facility. In addition, the South African Facilities Agreement and our other credit, letter of credit and guarantee facilities contain various other restrictions and covenants customary for these types of financings. We expect the ABL Facility, to the extent we enter into it after this offering, will also contain similar covenants. These covenants may restrict or may limit our ability to, among other things:

•	incur additional debt or pay dividends or make distributions on our shares;

•	create liens or negative pledges with respect to assets;

•	make certain acquisitions, investments, loans or advances or certain expenditures;

•	enter into agreements to lease real or personal property in excess of certain thresholds or enter into sale and leaseback transactions;

•	change the general nature of our business; or

•	merge or consolidate with other companies or sell assets beyond specified levels.

The covenants, financial ratios and other restrictions in our debt instruments may adversely impact our operations and our ability to pursue available business opportunities, even if we believe such actions would otherwise be advantageous. Our ability to comply with these covenants, financial ratios and other restrictions may be affected by events beyond our control, such as prevailing trade volumes, adverse economic conditions and changes in the competitive environment. In the past we amended the covenants, financial ratios and other restrictions in our credit agreements and debt instruments and have obtained waivers regarding certain provisions. If we do not comply with these covenants, financial ratios and other restrictions in the future and we are then unable to obtain any necessary amendments or waivers, the interest and principal amounts outstanding under such credit agreements and debt instruments may become immediately due and payable.

Furthermore, the South African Facilities Agreement and our other credit, letters of credit and guarantee facilities contain cross-default provisions with respect to other indebtedness, giving the lenders under the South African Facilities Agreement and the other facilities the right to declare a default if we default under other indebtedness in some circumstances. Accordingly, defaults under our credit agreements and other debt instruments could materially and adversely affect our business, financial condition and results of operations. In addition, our revolving credit facilities are expected to be secured and therefore effectively senior to the notes to the extent of the value of the collateral.

We may need additional financing to fund our operations, we will need replacement financing for some of our indebtedness, and we may not be able to obtain financing on terms acceptable to us or at all.

When our various letters of credit, credit, cash draw and guarantee facilities expire, we will need to replace, refinance or extend the maturity dates of such facilities. Accordingly, we have entered into a commitment for the ABL Facility. See “Description of Other Indebtedness and Obligations” for a description of the anticipated terms and conditions to obtaining such facility. In addition, we may need additional financing in the future to fund our operations. In certain circumstances, we could be required to repay our outstanding debt prior to the originally scheduled dates of maturity. For example, if a “Change of Control” (as defined in the South African Facilities Agreement and in various other credit, letters of credit and guarantee facilities) occurs or if we do not comply with the covenants or other requirements in the South African Facilities Agreement and in our various other facilities, our outstanding indebtedness may be accelerated and we may not have enough funds to satisfy all of our outstanding indebtedness and obligations under the South African Facilities Agreement and such other credit, letters of credit and guarantee facilities.

Replacement or additional financing may involve incurring additional debt or selling equity securities and may not be available to us at such time on commercially reasonable terms or otherwise. Changes in the credit markets could adversely affect the terms upon which we are able to replace, renew or refinance our letters of credit, guarantee and other credit facilities and debt instruments. If we incur additional debt, our short-term or long-term borrowing costs could increase and the risks associated with our business could increase. If we raise capital through the sale of additional equity securities, the percentage ownership of our shareholders will be diluted. In addition, any new equity securities may have rights, preferences or privileges senior to those of our ordinary shares. If we are unable to timely secure replacement or additional financing when needed, our financial condition and results of operations would likely be adversely affected.

Ongoing volatility in global trade and in the global economic recovery has adversely impacted our results of operations and may continue to do so in the foreseeable future. In addition, present world economic and geopolitical conditions increase the number and likelihood of risks which we normally face on a day-to-day basis in running our business.

Ongoing volatility in global trade and in the global economic recovery has adversely impacted our revenues and results of operations and our business is susceptible to those factors which negatively impact international trade. Volatility in trade volumes also impacts transportation capacity (in both the air and ocean modes), which in turn impacts freight transportation rates, client pricing and our overall margins. As a result of the ongoing volatility and uncertainty in global trade, a number of the risks we normally face have increased. These include:

•	reduced demand for the products our clients ship, causing a reduction in the demand for the services we provide;

•	reduced client volumes, which in turn may negatively impact our purchasing power with air and ocean carriers;

•	increased price competition;

•	volatility in demand for services, especially with respect to the transactional or “spot” freight services market, which may result in volatility in freight rates and impact transportation capacity and make it more difficult to predict short-term client requirements; and

•	rapid and material fluctuations in foreign currency exchange rates and/or fuel prices.

We conduct business throughout the world and our international presence exposes us to potential difficulties and risks associated with distant operations and to various global, regional and local economic, regulatory, political and other uncertainties and risks. Our South African operations contribute significantly to our overall profitability and any adverse changes in the economic, regulatory or political environment in South Africa could have a materially adverse impact on our overall business and financial results.

We conduct business throughout the world and a majority of our business is conducted outside of the United States. We anticipate that revenue from foreign operations will continue to account for a significant amount of our future revenue and our international operations are directly related to and are dependent on the volume of trade and the social, economic and political conditions in various countries. For the fiscal year ended January 31, 2013, approximately 25%, 23% and 19% of our revenues were reported in our EMENA, Asia Pacific and Africa regions, respectively, and on a combined basis those regions accounted for approximately 64% of our total assets as of January 31, 2013. For the nine months ended October 31, 2013, approximately 24%, 24% and 18% of our revenues were reported in our EMENA, Asia Pacific and Africa regions, respectively, and on a combined basis those regions accounted for approximately 70% of our total assets as of October 31, 2013. Our international operations around the world are influenced by many factors, including:

•	changes in a specific country’s or region’s economic, social and political conditions or governmental policies;

•	natural disasters, epidemics, wars, acts of terrorism, civil unrest and other disturbances;

•	changes in international and domestic customs regulations and security requirements;

•	trade laws, tariffs, export quotas and other trade restrictions;

•	changes in consumer attitudes towards imported goods as compared to domestically produced goods;

•	difficulties in staffing, managing or overseeing diverse foreign operations over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	pricing restrictions and regulations imposed by foreign governments;

•	transfer pricing inquiries by local taxing authorities;

•	expropriation of our international assets or adverse changes in tax laws and regulations;

•	limitations on the repatriation of earnings or assets, including cash (for example a substantial portion of our cash as of January 31, 2014 is in jurisdictions where repatriation is difficult);

•	exposure to emerging market currencies;

•	exchange rate fluctuations, particularly between the South African rand, the euro and the U.S. dollar, respectively;

•	different liability standards and less developed legal systems that may be less predictable than those in the U.S.;

•	intellectual property laws of countries which do not protect our intellectual property rights to the same extent as the laws of the U.S.; and

•	climatic conditions that impact trade.

The occurrence or consequences of any of these factors may restrict our ability to operate in the affected region and/or decrease the profitability of our operations in that region.

Because we manage our business on a localized basis in many countries around the world, our operations and internal controls may be materially adversely affected by inconsistent management practices.

We manage our business in many countries around the world, with local and regional management retaining responsibility for day-to-day operations, compliance issues, profitability and the growth of the business. This operating approach can make it difficult for us to implement strategic decisions and coordinated practices and procedures throughout our global operations, including implementing and maintaining effective internal controls throughout our worldwide organization. In addition, some of our subsidiaries operate with management, sales and support personnel that may be insufficient to support their respective businesses without regional oversight and global coordination. Our decentralized operating approach results in inconsistent management practices and procedures and could adversely affect our overall profitability, and ultimately our business, results of operations, financial condition and prospects.

Antitrust authorities in Singapore and Brazil are currently investigating alleged anti-competitive behavior in the international freight forwarding industry, which includes us, and we may become subject to other governmental investigations, all of which could require significant management time and attention and could result in significant expenses as well as unfavorable outcomes which could have a material adverse effect on our business, financial condition, results of operations, reputation, cash flow and prospects.

In May 2009, we learned that the Brazilian Ministry of Justice is investigating possible alleged cartel activity in the international air and ocean freight forwarding market. On August 6, 2010, we received notice of an administrative proceeding from the Brazilian Ministry of Justice. The administrative proceeding initiates a proceeding against us, our Brazilian subsidiary and two of its employees, among many other forwarders and their employees, alleging possible anti-competitive behavior contrary to Brazilian rules on competition. Due to substantial delays in notifying each of the defendants, we were not required to respond to this proceeding until May 1, 2014 and we are currently preparing our response.

In May 2012, the Competition Commission of Singapore informed us that it was contemplating an administrative investigation into possible alleged cartel activity in the international freight forwarding market. In January 2013 we provided information and documents related to the air Automated Manifest System (AMS) fee in response to a notice we received in November 2012 from the Competition Commission of Singapore requesting the information and indicating that the commission suspected that we engaged in alleged anti-competitive behavior relating to freight forwarding services to and from Singapore. In September 2013, we received a follow-up request for information and provided such information in November 2013.

In connection with a prior investigation by the European Commission of alleged anti-competitive behavior relating to air freight forwarding services in the European Union/European Economic Area, we were notified on March 28, 2012 by the EC that the EC had adopted a decision against us and two of our subsidiaries. The EC’s decision imposes a fine of 3.1 million euro (or approximately $4.2 million based on exchange rates in effect at January 31, 2014) against us. We have appealed the decision and the amount of the fine before the European Union’s General Court.

We were previously involved in investigations conducted by government agencies in several countries. Although the government agencies in these countries, including the U.S. Department of Justice, the South African Competition Commission and the Canadian Competition Bureau, have closed their related investigations involving the Company with no adverse findings, we may receive additional requests for information, documents and interviews from governmental agencies in Brazil, Singapore or other countries with respect to these matters and we have provided, and may provide in the future, further responses as a result of such requests.

There can be no assurances that additional regulatory inquiries or investigations will not be commenced or that we will prevail in whole or in part in our appeal before the European Union’s General Court. We do not know when or how the above investigations, or any future investigations will be resolved or what, if any, actions the various governmental agencies may require us and/or any of our current or former officers, directors and employees to take as part of any resolution of the pending investigations. We have incurred, and may in the future incur, significant legal fees and other costs in connection with these governmental investigations. If any regulatory body concludes that we have engaged in anti-competitive behavior, we could incur significant additional legal fees and other costs and penalties, which could include substantial fines, penalties and/or criminal sanctions against us and/or certain of our current or former officers, directors and employees, and we could be liable for damages. Furthermore, a negative outcome could impact our relationship with clients and our ability to generate future revenue. Any of these fees, costs, penalties, sanctions, outcomes or liabilities could be material to our financial results and our business.

Foreign currency fluctuations could result in currency translation exchange gains or losses or could increase or decrease the book value of our assets.

Our reporting currency is the U.S. dollar. For the fiscal year ended January 31, 2013, and the nine months ended October 31, 2013, we derived a substantial portion of our revenue in currencies other than the U.S. dollar and, due to the global nature of our operations, we expect in the foreseeable future to continue to conduct a significant amount of our business in currencies other than our reporting currency. Appreciation or depreciation in the value of other currencies, particularly the euro and the South African rand, as compared to our reporting currency will result in currency translation exchange gains or losses which, if the appreciation or depreciation is significant, could be material. In those areas where our revenue is denominated in a local currency rather than our reporting currency, a depreciation of the local currency against the U.S. dollar could adversely affect our reported U.S. dollar earnings, as was the case in recent fiscal years. Our first quarter 2015 results will be adversely affected by a significant weakening of the rand that has occurred since January 1, 2014. Additionally, the assets and liabilities of our international operations are denominated in each country’s local currency. As such, when the value of those assets is translated into U.S. dollars, foreign currency exchange rates may adversely affect the book value of our assets. We cannot predict the effects of exchange rate fluctuations on our future operating results.

Because our freight forwarding and domestic ground transportation operations are dependent on commercial airfreight carriers and air charter operators, ocean freight carriers, major railroads, other transportation companies, draymen and longshoremen, changes in available cargo capacity and other changes affecting such carriers, as well as interruptions in service or work stoppages, may negatively impact our business.

We rely on commercial airfreight carriers and air charter operators, ocean freight carriers, trucking companies, major railroads, other transportation companies, draymen and longshoremen for the movement of our clients’ cargo. Consequently, our ability to provide services to our clients could be adversely impacted by shortages in available cargo capacity, changes by carriers and transportation companies in policies and practices such as scheduling, pricing, payment terms, routes of service and frequency of service, or increases in the cost of fuel, taxes and labor, and other factors not within our control. Changes in airfreight or ocean freight capacity, which are outside our control, could negatively impact our yields if capacity is adversely impacted and purchased transportation costs increase more rapidly than the rates that we can pass on to our clients. Material interruptions in service or stoppages in transportation, whether caused by strike, work stoppage, lock-out, slowdown or otherwise, could adversely impact our business, results of operations and financial condition.

Our air and ocean freight carriers are subject to increasingly stringent laws protecting the environment, including those relating to climate change, which could directly or indirectly have a material adverse effect on our business.

Future and existing environmental regulatory requirements in the U.S. and abroad could adversely affect operations and increase operating costs in the airline or other transportation industries, which in turn could increase our purchased transportation costs. If we are unable to pass such costs on to our clients, our business and results of operations could be materially and adversely affected. For example, the EU currently requires airlines to surrender emissions allowances equivalent to the amount of carbon dioxide emissions from flights to and from member states of the EU, subject to proposed exemptions for the portion of a flight that occurs outside the European Economic Area, and the International Civil Aviation Organization (an agency of the United Nations) recently agreed to develop by 2016 a global market-based mechanism for carbon dioxide emissions from aviation operations to be implemented in 2020. Additionally, even without any new legislation or regulation, increased public concern regarding greenhouse gases emitted by transportation carriers could harm the reputations of companies operating in the transportation logistics industries and shift consumer demand toward more locally sourced products and away from our services, especially our air freight services.

Litigation may adversely affect our business, financial condition and results of operations.

Our business is subject to the risk of litigation by employees, clients, suppliers, government agencies or other third parties through private actions, class actions, administrative proceedings, regulatory actions or other litigation. These actions and proceedings may involve allegations of illegal, unfair or inconsistent employment practices, including wage and hour violations and employment discrimination; misclassification of independent contractors as employees; wrongful termination; loss or damage to goods in storage or in transit; damage to third party property; breach of contract; patent or trademark infringement; violation of the federal securities laws; or other concerns. During the fiscal year ended January 31, 2013, we recorded a charge of $5.2 million as a result of an adverse legal judgment recorded against us due to a warehouse fire within one of our operations, and there is the risk that we may incur other similar adverse litigation outcomes in the future. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend litigation may also be significant. As a result, litigation may adversely affect our business, financial condition and results of operations.

Comparisons of our operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance.

Our operating results have fluctuated in the past and likely will continue to fluctuate in the future because of a variety of factors, many of which are beyond our control. A substantial portion of our revenue is derived from clients in industries whose shipping patterns are tied closely to volatile consumer demand. Therefore, historically, our operating results have been subject to seasonal trends when measured on a quarterly basis, excluding the impact of acquisitions and foreign currency fluctuations. Our first and fourth fiscal quarters are traditionally weaker compared with our second and third fiscal quarters. Given the seasonality in our business, it may be more difficult for us to generate liquidity to run our business or return to profitability during the first quarter even with the availability of the proceeds from this offering and the other financing transactions. Changes in the shipping patterns of our clients may adversely impact our operating results. Because our quarterly revenues and operating results vary significantly, comparisons of our results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance. Additionally, there can be no assurance that our historic operating patterns will continue in future periods as we cannot influence or forecast many of these factors.

There are material limitations with making estimates of our results for fiscal 2014 prior to the completion of our and our auditors’ normal review and audit procedures.

The estimated results contained in “Recent Developments” are not a comprehensive statement of our financial results for the quarter or fiscal year ended January 31, 2014 and have not been reviewed or audited by our independent auditors. The preliminary results are not a substitute for the full audited financial statements. The final financial results for the quarter and fiscal year ended January 31, 2014 may vary materially from the preliminary information included in this offering memorandum due to completion of our financial closing procedures, including (i) the completion of certain of our control procedures over financial reporting, as defined in Rules 13a-15(f) promulgated under the Securities and Exchange Act of 1934, and (ii) the completion and recording of final adjustments, as well as the completion of the audit by our independent auditors and other developments that may arise before our financial results for the year are finalized. Accordingly, investors should not place undue reliance on such financial information.

We face intense competition in the freight forwarding, customs brokerage, contract logistics, domestic ground transportation and supply chain management industry.

The freight forwarding, customs brokerage, contract logistics, domestic ground transportation and supply chain management industry is intensely competitive and we expect it to remain so for the foreseeable future. We face competition from a number of companies, including many that have significantly greater financial, technical and marketing resources. There are many companies competing in one or more segments of the industry. We also encounter competition from regional and local third-party logistics providers, freight forwarders, trucking companies and integrated transportation companies. In addition, clients increasingly are turning to competitive bidding situations involving bids from a number of competitors, including competitors that are larger than us. We also face competition from air and ocean carriers, computer information and consulting firms and contract manufacturers, many of which are beginning to expand the scope of their operations to include supply chain related services. Increased competition could result in reduced revenues, reduced margins or loss of market share, any of which would damage our results of operations and the long-term or short-term prospects of our business.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities resulting from changes in statutory rates, geographical mix of income, tax legislation and audit settlements could affect our profitability and realization of tax benefits.

The Company is headquartered in the British Virgin Islands and is comprised of numerous subsidiaries employed in international operations in various countries throughout the world. Our overall annual effective tax rate is impacted by a number of factors including, but not limited to, changes in the enacted statutory rates of the local countries in which our subsidiaries operate, changes in the geographical composition of the Company’s worldwide taxable income, changes in the Company’s valuation allowance recorded on deferred tax assets where it is more likely than not that the deferred tax asset will not be realized, changes in the Company’s unrecognized tax positions regarding the likelihood that a deferred tax asset will be recognized, as well as the impact of audit settlements with local tax authorities upon examination of the Company’s or its subsidiaries’ tax returns and changes in legislation that might limit the Company’s ability to realize tax benefits from its operations in certain favorable jurisdictions or otherwise limit the availability of such benefits to the Company in other jurisdictions. In addition, net operating loss carry-forwards may expire, limiting our ability to benefit from them. Increases in our effective tax rates and tax liabilities could adversely impact our profitability.

If our contract terms or insurance policies do not limit or fully cover our exposure, we could be required to pay large amounts to our clients and/or other third parties as compensation for their claims and our results of operations could be materially adversely affected.

In general, we seek to limit by contract and/or international conventions and laws our liability to our clients for loss or damage to their goods and losses arising from our errors and omissions. However, these attempts are not always successful. We regularly make payments to our clients for claims related to our services and we expect to make such payments in the future. Should we experience an increase in the number or size of such claims or an increase in liability pursuant to claims or the unfavorable resolutions of claims, our results could be adversely affected. There can be no assurance that our insurance coverage will provide us with adequate coverage for claims by our clients or other third parties or that the maximum amounts for which we are liable will not change in the future or exceed our insurance levels. As with every insurance policy, our insurance policies contain limits, exclusions and deductibles that apply and we could be subject to claims for which insurance coverage may be inadequate or where coverage is disputed, and these claims could adversely impact our financial condition and results of operations.

The failure of our policies and procedures designed to prevent the unsafe transportation or storage of hazardous, explosive or illegal materials could subject us to large fines, penalties, lawsuits or liabilities.

We are subject to a broad range of foreign and domestic (including state and local) environmental, health and safety and criminal laws and regulations, including those governing discharges of pollutants into the air and water, the storage, shipping, handling and disposal of solid and hazardous substances and wastes and the shipment of explosive or illegal substances. In the course of our operations, we may be asked to store, transport or arrange for the storage or transportation of substances defined as hazardous under applicable laws. If a release of hazardous substances occurs on or from our facilities or client facilities in connection with our contract logistics services or our equipment or from the transporter, we may be required to participate in the cleanup or other remedy of, or otherwise bear liability for, such release or be subject to claims from third parties whose property or person are injured by the release. In addition, if we store, transport or arrange for the storage or transportation of hazardous, explosive or illegal materials in violation of applicable laws or regulations, or if we are found to be in violation of other applicable environmental, health and safety laws and regulations, we may face civil or criminal fines, penalties or other sanctions, including bans on making future shipments in particular geographic areas. In addition, if any damage or injury occurs as a result of our storage or transportation of hazardous, explosive or illegal materials, we may be subject to claims from third parties, and bear liability, for such damage or injury even if we were unaware of the presence of the hazardous, explosive or illegal materials.

If we fail to comply with applicable governmental regulations, we could be subject to substantial fines or revocation of our permits and licenses and we may experience increased costs as a result of governmental regulation.

Our air transportation activities in the U.S. are subject to regulation by the Department of Transportation as an indirect air carrier and by the Federal Aviation Administration. We are also subject to security measures and strict shipper and client classifications by the Department of Homeland Security through the TSA. Our overseas offices and agents are licensed as airfreight forwarders in their respective countries of operation, as necessary. We are accredited in each of our offices by the International Air Transport Association (IATA) or the Cargo Network Services Corporation, a subsidiary of IATA, as a registered agent. Our indirect air carrier status is also subject to the Indirect Air Carrier Standard Security Program administered by the TSA. We are licensed as a customs broker by the CBP in each U.S. customs district in which we do business. All U.S. customs brokers are required to maintain prescribed records and are subject to periodic audits by the CBP. As a certified and validated party under the self-policing C-TPAT, we are subject to compliance with security regulations within the trade environment that are enforced by the CBP. We are also subject to regulations under the Container Security Initiative, or CSI, which is administered by the CBP. Our foreign customs brokerage operations are licensed in and subject to the regulations of their respective countries.

We are licensed as an ocean freight forwarder by and registered as an ocean transportation intermediary with the Federal Maritime Commission. The Federal Maritime Commission has established qualifications for shipping agents, including surety bonding requirements. The Federal Maritime Commission also is responsible for the economic regulation of non-vessel operating common carriers that contract for space and sell that space to commercial shippers and other non-vessel operating common carriers for freight originating or terminating in the

U.S. To comply with these economic regulations, vessel operators and non-vessel operating common carriers are required to publish tariffs that establish the rates to be charged for the movement of specified commodities into and out of the U.S. The Federal Maritime Commission has the power to enforce these regulations by assessing penalties. For ocean shipments not originating or terminating in the U.S., the applicable regulations and licensing requirements typically are less stringent than those that do originate or terminate in the U.S.

As part of our contract logistics services, we generally operate owned and leased warehouse facilities. Our operations at these facilities include both warehousing and distribution services, and we are subject to various environmental, work safety and hazardous materials regulations.

Certain of our U.S. trucking and truck brokerage operations are subject to regulation by the FMCSA, which is an agency of the U.S. Department of Transportation, and by various state agencies. The FMCSA has broad regulatory powers with respect to activities such as motor carrier operations, practices and insurance. Interstate motor carrier operations are subject to safety requirements prescribed by the FMCSA. Subject to federal and state regulation, we may transport most types of freight to and from any point in the U.S. The trucking industry is subject to possible regulatory and legislative changes (such as the possibility of more stringent environmental, safety or security regulations or limits on vehicle weight and size) that may affect the economics of the industry by requiring changes in operating practices or the cost of providing truckload services. We must comply with certain insurance and surety bond requirements to act in this capacity. If we were found to be out of compliance, our operations could be restricted or otherwise adversely impacted.

We may experience an increase in operating costs, such as costs for security, as a result of governmental regulations that have been and will be adopted in response to terrorist activities and potential terrorist activities. Compliance with changing governmental regulations can be expensive. No assurance can be given that we will be able to pass these increased costs on to our clients in the form of rate increases or surcharges. We cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or the revocation of our operating permits and licenses.

If we are not able to sell container space that we commit to purchase from ocean shipping lines, capacity that we purchase or that we charter from our air carriers, we may not be able to recover our out-of-pocket costs and our results may suffer.

As an airfreight forwarder, we contract with air carriers to reserve space on a guaranteed basis and we also charter aircraft capacity to meet peak season volume increases for our clients, particularly in Hong Kong and other locations in Asia. As a non-vessel operating common carrier, we contract with ocean shipping lines to obtain transportation for a fixed number of containers between various points during a specified time period at fixed and variable rates. We then solicit freight from our clients to fill the ocean containers, reserved space and air charter capacity. When we contract with ocean shipping lines to obtain containers and with air carriers to obtain either reserved space or chartered aircraft capacity, we may become obligated to pay for the container space or charter aircraft capacity that we purchase; however, historically we have not paid for space which remains unused. If we are not able to sell all of our purchased container space or charter aircraft capacity, we may not be able to recover our out-of-pocket costs for such purchase of container space or charter aircraft capacity and our results would be adversely affected.

If we are not reimbursed for amounts that we advance for our clients, our expenses may increase, our ability to achieve profitability may decrease, and our results of operations and liquidity may be adversely impacted.

We make significant advances and disbursements on behalf of our clients for transportation costs concerning collect freight and customs duties and taxes and in connection with our performance of other contract logistics services. These advances and disbursements temporarily consume cash as they are typically paid to third parties in advance of reimbursement from clients. The billings to our clients for these disbursements may be several times larger than the amount of revenue and fees we derive from these transactions. In certain countries, particularly in the United States, we experienced invoicing delays immediately following the implementation of our 1View freight forwarding operating system in those countries. This has led to delays in our ability to collect our receivables. As we implement our system in additional countries, we may experience similar disruptions in our invoicing processes. These invoicing delays have made, and may in the future make, it more difficult to collect amounts from clients. If we are unable to recover a significant portion of our disbursements or if our clients do not reimburse us for these disbursements in a timely manner, due to invoicing delays or otherwise, we may experience losses and our cash flows and results of operations would be negatively impacted.

Our information technology systems may not keep pace with our competitors and are subject to risks that we cannot control, including risks of accidental system failures or natural disasters and intentional cyber-attacks.

We have implemented a variety of internet-based tools and other information technology systems and services, on which we and our clients rely. These tools and systems are integrated into our business, including the way clients place orders and track shipments. We increasingly compete based upon the usefulness and sophistication of technologies incidental to our business and we may not be able to keep pace with our competitors’ information technology offerings. The failure of our information technology systems and services, including our computer systems and websites, or our inability to have these technologies supported, updated, expanded, or integrated into or with other computer systems and websites, could hinder our business operations and could adversely impact our client service, volumes, net revenues (a non-GAAP measure we use to describe revenue less purchased transportation costs) and result in increased costs. Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure which have experienced system failures and electrical outages in the past. Our systems are susceptible to outages due to fire, floods, power loss, telecommunications failures, human error, various “Acts of God” and similar events. Like all websites and other networked information technology systems, our websites and systems are vulnerable to cyber-attacks, including computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other forms or sabotage and unauthorized disruptions, any of which could lead to interruptions, delays, or shutdowns.

The occurrence of any of these events could disrupt or damage our information technology systems and inhibit our internal operations, our ability to provide services to our clients and the ability of our clients to access our information technology systems. Additionally, any of these events could cause our or our clients’ confidential proprietary data or information to be compromised or permanently lost. Any or all of these events could negatively impact our ability to attract clients and increase business from existing clients, cause existing clients to use other logistics providers, subject us to third-party lawsuits, regulatory fines or other action or other liability, which could adversely affect our overall profitability, results of operations, financial condition and prospects.

Strategic initiatives have been and are expected to continue to be an important element of our strategy, but we may not find suitable opportunities and we may not be able successfully to manage such initiatives in the future.

As part of our corporate strategy, we regularly evaluate strategic initiatives and alternatives, including joint ventures, investments, sales of businesses and potential mergers or acquisitions. Risks associated with these activities include: accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of the transactions, financing costs, the ability to achieve projected economic and operating synergies and any cost savings, and the diversion of management attention from our existing business. Our consideration of these types of transactions may disrupt our business and cause customers to lose confidence in our ability to meet their needs. Although we selectively pursue strategic opportunities, some or all of these transactions may not be announced in the foreseeable future, or at all, and they may not be consummated even following announcement. The costs incurred in evaluating and consummating strategic transactions could result in incurring expenses and losses even if any announced transaction may ultimately be beneficial.

It may be difficult for our shareholders to effect service of process, bring action, and enforce judgments against us since we are incorporated in the British Virgin Islands.

We are incorporated in the British Virgin Islands, and a majority of our assets, are located outside of the U.S. and the British Virgin Islands. We understand that although British Virgin Islands courts generally recognize and enforce non-penal judgments of U.S. courts, there is no statutory requirement that these courts do so. As a result, it may be difficult or impractical for you to affect service of process upon, or to enforce judgments obtained in the U.S. against us. It may also be difficult or impossible to bring an action against us or our officers and directors in a British Virgin Islands court in the event you allege violations of U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Because we are a holding company, we are financially dependent on receiving distributions from our subsidiaries and we could be harmed if such distributions cannot be made in the future.

We are a holding company and all of our operations are conducted through subsidiaries. Consequently, we rely on dividends or distributions from our subsidiaries to meet our financial obligations and to pay dividends on our ordinary shares. The ability of our subsidiaries to pay dividends to us and our ability to receive distributions on our investments is subject to applicable local law and other restrictions, including, but not limited to, limitations contained in our credit facilities. Some of our subsidiaries may be subject from time to time to exchange control laws and regulations that may limit or restrict the payment of dividends or distributions or other transfers of funds by those subsidiaries to our holding company. In general, our subsidiaries cannot pay dividends to us in excess of their retained earnings and most countries in which we conduct business require us to pay a distribution tax on all dividends paid. Such laws and restrictions could limit the payment of dividends and distributions to us which could restrict our ability to continue operations.

Because we are incorporated under the laws of the British Virgin Islands, the rights of our shareholders may be different, less well defined and more difficult to protect than the rights of shareholders of a corporation incorporated elsewhere.

Our corporate affairs are governed by our Memorandum of Association and Articles of Association and by the BVI Business Companies Act, 2004 (as amended) and the common law of the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States. As a result, our shareholders may have more difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Our Memorandum of Association and Articles of Association contain anti-takeover provisions which may discourage attempts by others to acquire or merge with us and which could reduce the market value of our ordinary shares.

Provisions of our Memorandum of Association and Articles of Association may discourage attempts by other companies to acquire or merge with us, which could reduce the market value of our ordinary shares. Provisions in our Memorandum of Association and Articles of Association may delay, deter or prevent other persons from attempting to acquire control of us. These provisions include:

•	the authorization of our board of directors to issue preference shares with such rights and preferences determined by the board, without the specific approval of the holders of ordinary shares;

•	the division of our board of directors into three classes, each of which is elected in a different year;

•	the prohibition of action by the written consent of the shareholders;

•	the ability of our board of directors to amend our Memorandum of Association and Articles of Association without shareholder approval;

•	the establishment of advance notice requirements for director nominations and proposals by shareholders for consideration at shareholder meetings; and

•	the requirement that the holders of two-thirds of the outstanding shares entitled to vote at a meeting are required to approve changes to specific provisions of our Memorandum of Association and Articles of Association

(including those provisions described above and others which are designed to discourage non-negotiated takeover attempts); provided that as a prior condition to such vote by the shareholders our board of directors has approved the subject matter of the vote.

In addition, our Articles of Association permit special meetings of the shareholders to be called only by our board of directors upon a resolution of the directors or by the directors upon the written request of holders of more than 30% of our outstanding voting shares. Our Articles of Association also contain a provision limiting business combinations with any holder of 15% or more of our shares unless the holder has held such shares for three years or, among other things, our board of directors has approved the transaction. Provisions of British Virgin Islands law to which we are subject could substantially impede the ability of our shareholders to benefit from a merger, takeover or other business combination involving us, discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, and impede the ability of our shareholders to change our management and board of directors.

Capitalization

The following table sets forth the Company’s cash and cash equivalents and consolidated capitalization as of October 31, 2013 (i) on an historical basis, (ii) on an as-adjusted basis to give effect to the Convertible Notes Offering and the Convertible Preference Shares Placement assuming no exercise of the initial purchasers’ option to purchase up to an additional $50,000,000 principal amount of the notes from the Company under the Convertible Notes Offering and (iii) on an as further adjusted basis to give effect to the refinancing of our revolving credit facilities. The historical data in the table is derived from and should be read in conjunction with the Company’s consolidated financial statements herein, and including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2013, our Quarterly Report on Form 10-Q for the quarter ended July 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended October 31, 2013. See also “Risk Factors.”

	(in thousands except share data)
	As of October 31, 2013
	Actual	Adjusted	As Further Adjusted(2)
Cash and cash equivalents (1)(2)	$171,220	$415,033	$271,808

Restricted cash (1)	$—	$39,000	$—

Debt:
Bank lines of credit (2)	$174,965	$174,965	$—
Short-term borrowings	2,017	2,017	—
Current portion of long-term borrowings	2,023	2,023	—
Existing long-term borrowings, excluding current portion (1)	203,219	3,219	—
Notes offered hereby (3)	—	299,362	299,362
Other debt	78,351	78,351	78,351

Total debt	460,575	559,937	377,713

7.00% Convertible preference shares, 175,000 expected to be issued and outstanding (4)	—	168,063	168,063

UTi Worldwide Inc. shareholders’ equity:
Common stock—ordinary shares of no par value; issued and outstanding 104,756,131 and 103,848,134 shares as of October 31, 2013 and January 31, 2013, respectively (3)	514,658	550,046	550,046
Retained earnings (5)	364,727	346,827	346,827
Accumulated other comprehensive loss	(110,468)	(110,468)	(110,468)

Total UTi Worldwide Inc. shareholders’ equity	768,917	786,405	786,405
Non-controlling interests	15,248	15,248	15,248

Total equity	784,165	801,653	801,653

Total capitalization	$1,244,740	$1,529,653	$1,347,429

(1)	As adjusted cash and cash equivalents reflects estimated proceeds from the offerings as described herein of $525,000 less $281,188, representing pay-off of senior notes, associated transaction costs of $22,000, and the restriction of $39,000 of cash in connection with the offering transactions. The restriction of cash of $39,000 is to collateralize our new asset-based revolving credit facility and will be released upon entry into such facility.

(2)	It is anticipated that the Company will repay its existing bank lines of credits in connection with the contemplated refinancing. As further adjusted cash and cash equivalents reflects bank lines of credit outstanding of $175,000 as of October 31, 2013. Bank lines of credit outstanding as of January 31, 2014 are estimated to be $258,000.

(3)	The amount of $299,000 reflected for the convertible notes offered, reflects proceeds of $350,000 offset by (i) an original issue discount of $37,000, which amount is included in common stock, and (ii) estimated transaction-related expenses of $14.0 million.

(4)	Convertible preference shares are reflected in temporary equity for accounting purposes and reflect amounts issued less acquisition-related expenses. The amount of $168,000 reflected for the convertible preference shares, reflects proceeds of $175,000 offset by transaction-related expenses of $7,000.

(5)	Retained earnings reflects a make-whole payment of approximately $18,000, net of interest previously accrued.

Ratio of Earnings to Fixed Charges

The following table presents the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated.

(in thousands other than ratios)

	Pro Forma(2)		Nine months ended	Fiscal years ended January 31,
	Nine months ended, October 31, 2013	Fiscal year ended January 31,2013	October 31, 2013	2013		2012	2011	2010	2009
Pre-tax (loss)/income from continuing operations (before non-controlling interest in net income)	$(2,195)	$(55,560)	$8,379	$(42,149)		$114,648	$107,852	$69,928	$7,488
Add: Fixed charges computed below	$63,288	$81,943	$52,714	$68,532		$71,012	$67,246	$59,305	$81,004
Minus: Capitalized interest	(1,926)	(6,908)	(1,926)	(6,908)		(4,156)	(1,935)	(1,379)	(1,558)
Consolidated earnings available for Fixed Charges	$59,167	$19,475	$59,167	$19,475		$181,504	$173,163	$127,854	$86,934
Consolidated Fixed Charges
Interest per financial statements	$34,920	$43,897	$24,346	$30,486		$31,908	$30,557	$22,942	$30,559
Portion of rentals (1/3) representing an interest factor	$28,368	$38,046	$28,368	$38,046		39,104	36,689	36,363	50,445
Consolidated Fixed Charges	$63,288	$81,943	$52,714	$68,532		$71,012	$67,246	$59,305	$81,004
Consolidated Ratio of Earnings to Fixed Charges	—	—	1.1x	—	(1)	2.6x	2.6x	2.2x	1.1x
Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends	—	— (1)	1.1x	—	(1)	2.6x	2.6x	2.2x	1.1x

(1)	UTi’s earnings were insufficient to cover its fixed charges by $49.1 million for the fiscal year ended January 31, 2013. UTi’s pro-forma earnings were insufficient to cover its pro-forma fixed charges by $4.1 million and $62.5 million for the nine months and fiscal year ended January 31, 2013, respectively.

(2)	The pro-forma ratio of earnings to fixed charges and combined fixed charges and preferred share dividends, for the nine months ended October 31, 2013, and the fiscal year ended January 31, 2013, include adjustments for additional interest expense of $10.6 million and $13.4 million, respectively; this assumes a coupon rate of 4.75% and an effective rate of 7.25% for the convertible notes. These adjustments represent the pro-forma effect of a net increase of interest expense (including the amortization of debt issuance costs), assuming the proceeds of the debt securities were used to refinance the company’s existing Senior notes plus certain of the company’s bank lines of credit outstanding during the pro-forma period. A 0.125% change in the assumed interest rate on the notes would change annual pro forma interest expense by approximately $500 thousand. Dividends on the convertible preference shares are assumed to be paid in kind instead of cash and do not impact interest expense. If the Company were to pay dividends in cash, the cash dividend rate is 8.00%.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description

10.1	Commitment Letter dated as of February 25, 2014, by and between the Company and Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc.

10.2	Waiver Agreement dated as of February 25, 2014, by and between the Company and certain of its subsidiary guarantors and Bank of the West

10.3	Waiver Letter dated as of February 21, 2014, from Commerzbank Aktiengesellschaft to the Company and its German subsidiary, UTi Deutschland GmbH

10.4	Waiver Agreement dated as of February 25, 2014, by and between the Company and certain of its subsidiary guarantors and Nedbank Limited

10.5	Waiver Agreement dated as of February 25, 2014, by and between the Company and certain of its subsidiary guarantors and the holders of the senior unsecured notes

10.6	Waiver Agreement dated as of February 25, 2014, by and between the Company and certain of its subsidiary guarantors and The Royal Bank of Scotland N.V.

23.1	Updated Consent of Independent Registered Public Accounting Firm

99.1	Updated Report of Independent Registered Public Accounting Firm and Consolidated Financial Statements of the Company

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UTi Worldwide Inc.

Date: February 26, 2014	By:	/s/ Richard G. Rodick
Richard G. Rodick
Executive Vice President - Finance and Chief Financial Officer